Exhibit 10.1

6400 POPLAR AVENUE

MEMPHIS TN 38197 USA

March 14, 2024

Andrew Silvernail

Terms and Conditions of Offer of Employment as Chief Executive Officer

Dear Andrew,

The purpose of this letter (this “Offer Letter”) is to establish the terms regarding your employment at International Paper Company (the “Company). Your term of employment with the Company will begin on May 1, 2024, or such other date as mutually determined by you and the Company (the “Effective Date”), at our headquarters in Memphis, Tennessee. Your title will be Chief Executive Officer and you will report directly to the Company’s Board of Directors (the “Board”). You shall also be elected as a member of the Board effective at the first regular meeting of the Board following the Effective Date, and you shall be nominated for reelection to the Board so long as you continue to serve as the Company’s Chief Executive Officer. Upon the retirement of the Company’s current Chairman, you shall also be elected to serve as Chairman of the Board, which the Company expects will occur on or about June 30, 2024 or at an earlier or later date as the Board determines is in the best interests of the Company.

As a condition of your employment, you must faithfully and industriously assume and perform with skill, care, diligence, and attention all responsibilities and duties connected with your employment on behalf of the Company. You also agree to follow the policies and procedures established by the Company, which may change from time to time (each of which policies and procedures, as in effect from time to time, shall be provided to you by the Company), work directions from the Board, and the provisions set forth herein. As an executive officer of the Company, you shall be required to enter into the Company’s customary non-disclosure, non-competition and non-solicitation agreements which are applicable to all executive officers of the Company not later than the Effective Date, and you will be subject to the Company’s Clawback Policy requiring the repayment of “Erroneously Awarded Compensation” as described therein.

Your base salary will be $1,000,000 annually, subject to all applicable taxes and withholdings, paid in accordance with the Company’s regular practices.

During your employment, you will be a participant in the Company’s Annual Incentive Plan (“AIP”), which is the annual cash incentive plan for the Company’s key executives. Your annual target AIP award for the 2024 plan year will be 150% of your annual base salary, prorated to reflect your applicable service during the 2024 plan year. The AIP focuses on the achievement of the Company’s most critical short-term financial goals as well as individual performance achievement. Your individual award may range from 0% up to 200% of your AIP target based on the attainment of total Company metrics and your personal performance, as determined by the Management Development and Compensation Committee of the Board (the “MDCC”). The Company-wide performance metrics applicable to your AIP opportunity will be the same as those established generally for the members of the Company’s Senior Leadership Team. Notwithstanding the foregoing, for the 2024 plan year, subject to your continued employment through the date such award is paid (other than as otherwise noted below), you shall receive a pro-rata payment under the AIP equal to the greater of (x) actual performance or (y) 75% of your target opportunity.

During your employment, you will be eligible to participate in the Company’s annual Long-Term Incentive Plan (“LTIP”) and to receive awards thereunder in the form of performance-based restricted stock units (“PSU” awards). To induce you to accept this offer, your award in respect of 2024 services will not be prorated to reflect your partial year of service. Annual awards for services after 2024 will be made at the same time as annual grants are made to other members of the Senior Leadership Team. For the 2024 annual grant (which will be made on the Effective Date), the target number of shares subject to your PSU awards will be determined by dividing the grant value by: (i) for the absolute adjusted Return on Invested Capital (“ROIC”) performance portion of the award, the 20-trading-day average closing price of the Company’s common stock ending on the trading day immediately preceding the grant date (the “Grant Date Average Value”), and (ii) for the relative Total Shareholder Return (“TSR”) portion of the award, the Grant Date Average Value, adjusted by the market factor utilized for accounting purposes, which is based on the Monte Carlo valuation model. PSU awards have a payout potential ranging from 0% up to 200% of target. LTIP performance metrics, performance targets, and payout ranges are determined by the MDCC. Your annual LTIP target for 2024 will be $12,500,000. Except as described above with respect to the grant date value, your award for the 2024 plan year shall be subject to terms and conditions no less favorable to you than those applicable to 2024 PSU Awards made to other members of the Company’s Senior Leadership Team.

The AIP and LTIP designs, performance metrics and your annual target award in respect of years after 2024 may be changed or amended from time to time at the MDCC’s discretion based on such factors as it shall determine, including corporate and individual performance and market positioning, provided that any Company-wide changes or amendments applicable to you will be no less favorable to you than those applicable to other members of the Company’s Senior Leadership Team. In addition, the form of long-term incentive award may change and could consist of other award types in the future.

On the Effective Date, you will receive a one-time, special PSU “inducement grant” with respect to the greatest whole number of shares of the Company’s common stock (the “Inducement PSU Award”) equal to the quotient of (i) $8,500,000 divided by (ii) the closing price of a share of the Company’s common stock on the Effective Date (the “Grant Date Closing Price”). The Inducement PSU Award shall be subject to both a service and performance vesting condition. Except as provided below, no portion of the Inducement PSU Award will be vested unless you remain employed by the Company through the third anniversary of the Effective Date (the “Stated Service Vesting Date”).

If and to the extent that the service condition applicable to the Inducement PSU Award is satisfied, the number of shares of the Company’s common stock that shall become vested and paid in respect of the Inducement PSU Award shall be determined in accordance with the following table. Except as specifically provided below, for purposes of this table and this Offer Letter, the “Ending Average Stock Price” means the average of the closing prices of the Company common stock on each trading day during the 90-calendar-day period ending on the third anniversary of the Effective Date.

Ending Average Stock Price	Percentage of Inducement PSU Award Vested
Less than the Grant Date Closing Price plus $10	0%
Equal to the Grant Date Closing Price plus $10 (“Performance Hurdle I”)	100	% of target shares
Equal to Grant Date Closing Price plus $20 (“Performance Hurdle II”)	150	% of target shares
Equal to or greater than the Grant Date Closing Price plus $30 (“Performance Hurdle III”)	200	% of target shares

In the event that the actual Ending Average Stock Price is between the threshold amount applicable to any two of the above stated Performance Hurdles, the number of shares of the Company’s common stock vested and payable shall be determined by linear interpolation between the applicable percentages for such Performance Hurdles. For the avoidance of doubt, if the Ending Average Stock Price is less than Performance Hurdle I, no portion of the Inducement PSU Award shall vest.

In the event that your employment terminates prior to the Stated Service Vesting Date due to (i) your death, (ii) your disability (as determined in accordance with the terms and conditions of the Company’s long-term disability plan applicable to you), (iii) the termination of your employment by the Company without Cause or (iv) your termination of your employment for Good Reason, the service condition applicable to the Inducement PSU Award shall be deemed satisfied upon your termination of employment, subject to your execution and delivery of a release of claims in the form customarily used by the Company under its Salaried Employee Severance Plan and substantially in the form attached hereto as Exhibit A (the “Release”) within 60 days following your termination of employment, (the “Release Condition”; provided that it is understood that for purposes of the Release Condition each time it is referred to in this letter, the Release shall be modified as necessary to provide for the payments and/or benefits subject to the Release Condition). In such case, the number of shares, if any, that will become vested shall be determined in accordance with the above table as of the date of your termination but deeming the “Ending Average Stock Price” to be the average closing prices of the Company’s common stock over the 90-calendar-day period ending on and including the date of termination.

Except as otherwise expressly provided below in the context of a termination upon or following a Change in Control of the Company (as described below), for purposes of this Offer Letter:

“Good Reason” shall mean, without your express written consent, the occurrence of any of the following: (i) the assignment to you of any duties with the Company (or with a successor or affiliated company) inconsistent with your role as Chief Executive

Officer of the Company (and Chair of the Board following your appointment to such position), or a substantial adverse alteration in the nature or status of your responsibilities, or a change in your reporting line such that you do not report directly to the Board, or a change in your title to other than Chief Executive Officer of the Company (and Chair of the Board following your appointment to such position); (ii) a reduction in your annual base salary as in effect from time to time (other than a reduction that is concurrent with and no greater (as a proportion of base salary) than a reduction in base salaries applicable to each other member of the SLT); (iii) the Company’s requiring you to be based at a new place of work more than 50 miles from your then-current place of work, except for required travel on the Company’s business; (iv) your not being appointed Chair of the Board upon the retirement of the current Chair; or (v) any other material breach of the Company’s obligations to you under this Offer Letter or any other agreement between you and the Company. Notwithstanding the foregoing, you shall not be deemed to have Good Reason to terminate your employment unless (a) you notify the Board in writing of your intent to terminate your employment for Good Reason within 90 days following your first having knowledge of the occurrence of an event described in the immediately preceding sentence, which notice shall specifically identify the action(s) or event(s) alleged to give rise to your right to terminate your employment for Good Reason, (b) you provide the Company 30 days following delivery of such written notice to cure the event giving rise to your right to terminate your employment for Good Reason and (c) the Company fails to cure such circumstance within such notice period.

“Cause” shall mean (i) the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination by you for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties; (ii) your conviction of or plea of nolo contendere with respect to a felony; (iii) your willful engaging in conduct which is demonstrably and materially injurious to the Company, whether monetarily or otherwise; (iv) any breach (other than an immaterial and unintentional breach) of your obligations to the Company with respect to non-disclosure, non-competition or non-solicitation; or (v) your material breach of any material written policy of the Company, including, without limitation, its Code of Conduct, in each case, that has been provided to you. No act or failure to act will be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company and its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon your good faith reliance on the advice of counsel for the Company and its affiliates will be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company and its affiliates. The cessation of your employment will not be deemed to be for Cause unless and until (x) you are given written notice by the Board specifically identifying the action(s) or event(s) alleged to constitute “Cause” and (if curable) you have not cured such conduct within 30 days after your receipt of such written notice, and (y) there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding you) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with your counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of conduct described in any of clauses (i) through (v) above, and specifying the particulars thereof in detail.

During your employment, you will be eligible to participate in the Company’s comprehensive benefit package, inclusive of medical, dental, prescription drug, vision, life insurance, accident insurance, and disability, made available to the most senior U.S.-based executives of the Company, subject to the terms and conditions of the respective plans or programs, on the same terms and conditions, including, but not limited to, satisfaction of any stated waiting periods or service requirements and the obligation to make any contributions required to receive the available benefits.

In the event that your employment with the Company is terminated by the Company without Cause or by you voluntarily for Good Reason (as each such term is defined above), and subject to your compliance with the Release Condition, you will be entitled to receive a lump sum severance payment equal to two times the sum of your then current base salary and target AIP opportunity for the then applicable plan year. You shall also receive (i) a pro-rated bonus for your services in the year of termination, based on actual performance, as determined in accordance with the applicable terms and conditions of the AIP for such plan year (other than any continued service obligation), with actual performance determined in a manner no less favorable than that applicable to members of the Company’s Senior Leadership Team generally and with any subjective or individual performance metrics deemed fully satisfied, (ii) health and welfare benefit plan continuation for a period of six months following your termination, on the same terms and conditions (including employer subsidy) as though you continued to be employed and (iii) outplacement services in accordance with the Company practices for senior executives. For clarity, your termination of employment without Cause or by you voluntarily for Good Reason shall be considered a qualifying termination for purposes of Section 4(b) of the Company’s forms of PSU Award agreement for 2024, which are attached hereto as Exhibit B (and any corresponding section of PSU Award agreements used for future grants), and this provision shall supersede any “entire agreement,” “merger” or similar clause that might be contained in any such award agreement. Notwithstanding the foregoing, in the event that your employment is terminated with the Company upon or within two years following the occurrence of a Change in Control by the Company without Cause or by you voluntarily for Good Reason (as each such term is defined in the Company’s form of Change in Control Agreement for its senior officers), and subject to your compliance with the Release Condition, you shall receive a lump sum severance payment equal to 2.99 times the sum of your then current base salary and target AIP opportunity for the applicable plan year, and health and welfare benefit plan continuation for a period of three years following your termination of employment. To the extent that any such health or welfare benefit continuation cannot be provided under applicable law or without a substantial penalty to the Company and/or its affiliates or the other participants in the applicable plan, program or arrangement, the Company shall either provide you with a substantially equivalent benefit or pay you an amount equal to the Company’s cost of providing such coverage, without any associated tax gross-up.

In the event of your termination of employment for any reason, treatment of any outstanding equity awards (including with respect to a termination occurring following a Change in Control of the Company, as defined in the immediately preceding paragraph) will be determined in accordance with the applicable terms and conditions of the applicable award, which will be the same as applies generally to awards to other members of the Company’s Senior Leadership Team, except (i) to the extent specifically provided above with respect to the Inducement PSU Award, and (ii) that you shall be treated as having met the conditions to qualify for enhanced retirement vesting with respect to any such award upon your termination of employment (other than due to your death or by the Company for Cause) on or after your having attained age 60. Upon any termination of your employment as the Chief Executive Officer, you shall resign as a member of the Board, if requested by action of a majority of the other then current members of the Board.

As the Chief Executive Officer, you will also be subject to such share ownership requirements established by the Board or the MDCC, as shall be in effect from time to time. Currently, the share ownership requirement for the Chief Executive Officer is ownership of shares of the Company’s common stock having a market value equal to six times your annual base salary, as in effect from time to time. Details of the current share ownership guidelines are provided in the Officer Stock Ownership and Retention Program Guidelines attached hereto as Exhibit C.

You will also be eligible for relocation benefits in accordance with the Company’s applicable relocation practices. Details of the Company’s current policies are attached hereto as Exhibit D. In addition, within 10 business days of the Effective Date, you will receive a one-time, non-recurring cash payment of $200,000, which is intended to compensate you for any relocation expenses that are not otherwise eligible for reimbursement in accordance with the Company’s applicable relocation practices. This amount will be subject to repayment by you to the Company in the event you should voluntarily terminate your employment without Good Reason prior to the first anniversary of the Effective Date.

You shall also be entitled to reimbursement of your legal fees incurred in connection with the negotiation of the terms set forth in this Offer Letter, up to a maximum amount of $50,000. The reimbursements and payments referenced in this paragraph and the immediately preceding paragraph shall be (i) treated as taxable ordinary income, except to the extent that the Company determines an exemption from gross income applies, (ii) subject to all applicable withholding requirements and (iii) not subject to any tax gross-up.

You will be eligible for personal use of a private aircraft pursuant to a time sharing agreement, but will be required to reimburse the Company for all expenses associated with such personal aircraft use in excess of $150,000 per annum based on the aggregate incremental cost to the Company as described in such timesharing agreement. The value of any such personal aircraft use borne by the Company shall be reported as imputed income to you in accordance with the applicable tax rules resulting in the lowest reported cost, and shall not be subject to any tax gross-up. For clarity, subject to the reimbursement obligation set forth above, your personal use of a private aircraft will be uncapped.

Your employment relationship with the Company is at-will. Either you or the Company shall have the right to terminate your employment with the Company at any time, with or without Cause or Good Reason.

The terms and conditions of this Offer Letter and your employment are contingent upon satisfactory completion of a background check and drug screening prior to the Effective Date. You and the Company agree that this Offer Letter (together with the other agreements referred to herein) constitutes the entire agreement and supersedes all prior agreements or understandings, whether oral or written, between you and the Company with respect to the subject matter of this Offer Letter. Any modifications to this Offer Letter must be in writing and signed by you and an authorized employee or agent of the Company. This Offer Letter may be signed in counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument. This Offer Letter may be transmitted and/or signed by facsimile, digital, or electronic transmission and/or signature. This Offer Letter is governed by and will be construed in accordance with the laws of the State of Tennessee.

Please take the time to review this Offer Letter carefully and address any questions you may have to me. If you wish to accept the foregoing offer, please sign and date two copies of this Offer Letter where indicated below, returning one executed copy to me and retaining the other copy of this Offer Letter for your files.

Sincerely,

/s/ Christopher M. Connor
By: Christopher M. Connor
Title: Lead Independent Director, International Paper Company

AGREED AND ACCEPTED:

/s/ Andrew Silvernail
ANDREW SILVERNAIL

Dated: March 14, 2024

7